                                                                   EXHIBIT 99.04

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (a wholly owned subsidiary of Ambac Financial Group, Inc.)

                  Consolidated Unaudited Financial Statements

                As of September 30, 1999 and December 31, 1998
             and for the Periods Ended September 30, 1999 and 1998

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)


     (1)  Basis of Presentation


     Ambac Assurance Corporation ("Ambac Assurance") is a leading provider of financial guarantees for municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Rating Group, Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc. Financial guarantee insurance underwritten by Ambac Assurance guarantees payment when due of the principal of and interest on the obligation insured. In the case of a monetary default on the insured bond, payments under the insurance policy may not be accelerated by the policyholder without Ambac Assurance's consent. As of September 30, 1999, Ambac Assurance's net insurance in force (principal and interest) was $362,488,000. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. ("AFGI"), a holding company whose subsidiaries provide financial guarantees and financial management services to clients in both the public and private sectors around the world.

     In December 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial insurance company, guaranteed bonds primarily for college and hospital infrastructure projects. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited and through an arrangement with MBIA Insurance Company ("MBIA") to participate in MBIA. AMBAC International, an unincorporated joint venture (the "Joint Venture") formed in 1995. The joint venture was formed with the goal of bringing the combined resources of the two companies together to more efficiently serve the international market. Under the joint venture arrangement, financial guarantee policies are issued separately by each of the companies and each company has the opportunity to assume up to 50% of international business written by the other.

     Ambac Assurance, through it's wholly owned subsidiary, Ambac Credit Products ("ACP") enters into structured credit derivative transactions. These structured credit derivatives require ACP to make payments upon the occurrence of certain defined credit events relating to an underlying obligation. Should a credit event occur, ACP would generally be required to purchase the impaired asset or to make a payment equivalent to the difference between the par value and market value of the underlying obligation. The majority of ACP's credit derivatives have been structured so that a level of first loss protection is provided.

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)



     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P. ("AFSLP"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFSLP, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of AFGI, owns a general partnership interest representing 10% of the total partnership interest in AFSLP.

          The accompanying consolidated unaudited interim financial statements have been prepared on the basis of U.S. Generally Accepted Accounting Principles ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 30, 1999 may not be indicative of the results that may be expected for the full year ending December 31, 1999. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998.

                 Ambac Assurance Corporation and Subsidiaries
                          Consolidated Balance Sheets
                   September 30, 1999 and December 31, 1998
                   (Dollars in Thousands Except Share Data)


                                                                                  September 30, 1999             December 31, 1998
                                                                                 --------------------           --------------------
                                                                                      (unaudited)

                                    ASSETS
                                    ------
Investments:
      Fixed income securities, at fair value
           (amortized cost of $3,406,852 in 1999 and $3,097,289 in 1998)                   $3,370,641                  $3,310,047
       Short-term investments, at cost (approximates fair value)                              178,800                      93,912
                                                                                ----------------------     -----------------------
           Total investments                                                                3,549,441                   3,403,959

Cash                                                                                            8,054                       4,895
Securities purchased under agreements to resell                                                10,001                       5,449
Receivable for securities sold                                                                 34,314                      12,132
Investment income due and accrued                                                              54,480                      54,088
Deferred acquisition costs                                                                    133,079                     120,619
Reinsurance recoverable                                                                         3,688                       3,638
Prepaid reinsurance                                                                           201,579                     199,920
Other assets                                                                                  148,851                     212,475
                                                                                ----------------------     -----------------------
           Total assets                                                                    $4,143,487                  $4,017,175
                                                                                ======================     =======================

                     LIABILITIES AND STOCKHOLDER'S EQUITY
                     -------------------------------------
Liabilities:
       Unearned premiums                                                                   $1,376,099                  $1,303,203
       Losses and loss adjustment expenses                                                    123,027                     115,794
       Ceded reinsurance balances payable                                                       4,082                       6,576
       Deferred income taxes                                                                   64,856                     144,565
       Current income taxes                                                                    31,371                      19,984
       Other liabilities                                                                      171,668                     226,950
       Payable for securities purchased                                                        70,128                      33,758
                                                                                ----------------------     -----------------------
           Total liabilities                                                                1,841,231                   1,850,830
                                                                                ----------------------     -----------------------

Stockholder's equity:
       Preferred stock, par value $1,000 per share; authorized
           shares - 285,000; issued and outstanding shares - none                                  -                            -
       Common stock, par value $2.50 per share; authorized shares
           - 40,000,000; issued and outstanding shares - 32,800,000
           at September 30, 1999 and December 31, 1998                                         82,000                      82,000
       Additional paid-in capital                                                             643,725                     541,021
       Accumulated other comprehensive (loss) income                                          (23,383)                    138,651
       Retained earnings                                                                    1,599,914                   1,404,673
                                                                                ----------------------     -----------------------
           Total stockholder's equity                                                       2,302,256                   2,166,345
                                                                                ----------------------     -----------------------
                                                                                           $4,143,487                  $4,017,175
                                                                                ======================     =======================



See accompanying Notes to Consolidated Unaudited Financial Statements.

                 Ambac Assurance Corporation and Subsidiaries
                     Consolidated Statements of Operations
                                  (Unaudited)
               For The Periods Ended September 30, 1999 and 1998
                            (Dollars in Thousands)



                                                      Three Months Ended                       Nine Months Ended
                                                        September 30,                            September 30,
                                             -------------------------------------    -------------------------------------
                                                   1999                 1998                1999                 1998
                                             ----------------     ----------------    ----------------     ----------------


Revenues:
    Gross premiums written                     $108,415                $90,494            $299,465               $259,090
    Ceded premiums written                      (11,896)                (4,764)            (33,440)               (40,899)
                                             ----------------     ----------------    ----------------     ----------------
          Net premiums written                  $96,519                $85,730            $266,025               $218,191
                                             ================     ================    ================     ================

    Net premiums earned                         $69,056                $50,705            $194,763               $158,424
    Net fees earned and other income              4,430                  6,255              15,376                 18,915
    Net investment income                        53,045                 47,438             154,003                138,513
    Net realized losses                             (62)                (9,273)             (5,542)               (16,066)
                                             ----------------     ----------------    ----------------     ----------------
         Total revenues                         126,469                 95,125             358,600                299,786
                                             ----------------     ----------------    ----------------     ----------------

Expenses:

    Losses and loss adjustment expenses           3,000                  1,500               8,000                  4,500
    Underwriting and operating expenses          13,167                 12,441              40,401                 38,613
    Interest expense                                755                    865               2,212                  2,287
                                             ----------------     ----------------    ----------------     ----------------
         Total expenses                          16,922                 14,806              50,613                 45,400
                                             ----------------     ----------------    ----------------     ----------------

    Income before income taxes                  109,547                 80,319             307,987                254,386

    Provision for income taxes                   26,611                 17,141              73,746                 57,057
                                             ----------------     ----------------    ----------------     ----------------

    Net income                                  $82,936                $63,178            $234,241               $197,329
                                             ================     ================    ================     ================


See accompanying Notes to Consolidated Unaudited Financial Statements

                 Ambac Assurance Corporation and Subsidiaries
                Consolidated Statements of Stockholder's Equity
                                  (Unaudited)
               For The Periods Ended September 30, 1999 and 1998
                            (Dollars in Thousands)

                                                                       1999                                    1998
                                                          --------------------------------        --------------------------------

Retained Earnings:
       Balance at January 1                                      $1,404,673                              $1,179,322
       Net income                                                   234,241       $234,241                  197,329         197,329
                                                                               -----------                               ----------
       Dividends declared - common stock                            (39,000)                                (36,000)
                                                            ---------------                         ---------------
       Balance at September 30                                   $1,599,914                              $1,340,651
                                                            ---------------                         ---------------

Accumulated Other Comprehensive Income:
       Balance at January 1                                        $138,651                                $118,119
       Unrealized (losses) gains on securities, ($248,968)
         and $74,322, pre-tax, in 1999 and 1998, respectively (1)                 (161,829)                                 48,309
       Foreign currency (loss) gain                                                   (205)                                    673
                                                                               -----------                               ---------
       Other comprehensive (loss) income                           (162,034)      (162,034)                    48,982       48,982
                                                            ------------------------------          ------------------------------
       Comprehensive income                                                        $72,207                                $246,311
                                                                               ==========                                =========
       Balance at September 30                                     ($23,383)                                 $167,101
                                                                  ----------                               ----------

Preferred Stock:
       Balance at January 1 and September 30                              $-                                       $-
                                                                  ----------                               ----------

Common Stock:
       Balance at January 1 and September 30                         $82,000                                  $82,000
                                                                  ----------                               ----------

Additional Paid-in Capital:
       Balance at January 1                                         $541,021                                 $521,153
       Capital contribution                                          101,479                                       -
       Exercise of stock options                                       1,225                                    5,867
                                                                  ----------                               ----------
       Balance at September 30                                      $643,725                                 $527,020
                                                                  ----------                               ----------


Total Stockholder's Equity at September 30                        $2,302,256                               $2,116,772
                                                                  ==========                               ==========

(1) Disclosure of reclassification amount:
Unrealized holding (losses) gains arising during period            ($165,431)                                 $49,091
Less: reclassification adjustment for net (losses)
    gains included in net income                                      (3,602)                                     782
                                                                  -----------                              ----------
Net unrealized (losses) gains on securities                        ($161,829)                                 $48,309
                                                                  ===========                              ==========


See accompanying Notes to Consolidated Unaudited Financial Statements.

                 Ambac Assurance Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
               For The Periods Ended September 30, 1999 and 1998
                            (Dollars in Thousands)


                                                                                  Nine Months Ended
                                                                                    September 30,
                                                                          -----------------------------------
                                                                               1999                1998
                                                                          ---------------     ---------------

Cash flows from operating activities:
     Net income                                                                 $234,241            $197,329
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                                 1,703               1,234
     Amortization of bond premium and discount                                    (3,477)               (916)
     Current income taxes                                                         11,387              (1,246)
     Deferred income taxes                                                         7,429                 452
     Premiums receivable                                                           5,050                (941)
     Deferred acquisition costs                                                  (12,460)            (10,634)
     Unearned premiums, net                                                       71,237              59,908
     Losses and loss adjustment expenses                                           7,183              14,150
     Ceded reinsurance balances payable                                           (2,494)             (5,482)
     Losses on sales of investments                                                5,542              16,066
     Other, net                                                                   12,841              (3,090)
                                                                          ---------------     ---------------
            Net cash provided by operating activities                            338,182             266,830
                                                                          ---------------     ---------------

Cash flows from investing activities:
     Proceeds from sales of bonds                                                913,028             679,926
     Proceeds from maturities of bonds                                           126,435              86,365
     Purchases of bonds                                                       (1,236,499)           (969,016)
     Change in short-term investments                                            (84,888)            (38,255)
     Securities purchased under agreements to resell                              (4,552)              2,484
     Other, net                                                                   (3,547)            (18,006)
                                                                          ---------------     ---------------
            Net cash used in investing activities                               (290,023)           (256,502)
                                                                          ---------------     ---------------

Cash flows from financing activities:
     Dividends paid                                                              (39,000)            (36,000)
     Short-term financing                                                         (6,000)             20,283
                                                                          ---------------     ---------------
            Net cash used in financing activities                                (45,000)            (15,717)
                                                                          ---------------     ---------------

            Net cash flow                                                          3,159              (5,389)
Cash at January 1                                                                  4,895               8,004
                                                                          ---------------     ---------------
Cash at September 30                                                              $8,054              $2,615
                                                                          ===============     ===============

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
            Income taxes                                                         $50,860             $54,700
                                                                          ===============     ===============

Supplemental disclosure of non-cash financing activitites:
     The Company received a capital contribution from its parent company in April, 1999, in the form of fixed income securities amounting to $101,479.





See accompanying Notes to Consolidated Unaudited Financial Statements.